(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Funds Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Strategic Income Fund, a series of ING Funds Trust.

Boston, Massachusetts

October 31, 2012